CARE MANAGEMENT SERVICES AGREEMENT

This **CARE MANAGEMENT SERVICES AGREEMENT** (the "Agreement") is made and entered into as of May 8, 2007 (the "Effective Date"), by and between Enhanced Care Initiatives, Inc., a Connecticut corporation with a mailing address at Six Corporate Drive, Suite 420, Shelton, CT 06484 ("ECI"), and Health Insurance Plan of Greater New York, 55 Water Street, New York, NY 10041 (HIP).

WHEREAS, ECI is engaged in the business of providing care management services (collectively, "Care Management Services"), to payors and providers of health care services, and desires to provide Care Management Services to HIP and Enrollees who become Program Participants in accordance with the terms and conditions of this Agreement; and

WHEREAS, HIP owns health maintenance organizations and provides management and administrative functions for said health maintenance organizations, which are payors of health care services, and desire to arrange for Care Management Services for Enrollees who become Program Participants in order to improve the quality of treatment for its Program Participants and to promote the utilization of cost effective and quality services in connection therewith; and

WHEREAS, HIP has affiliates which may require ECI Care Management programs as described in this Agreement, ECI agrees to deliver these programs to said affiliates on the same terms as described in this Agreement except where there are defined significant deviations from the programs as described in this contract. It is also acknowledged that the implementation process and time frame for each of these programs must be determined on an individual basis to be mutually agreed upon.

WHEREAS, HIP desires for ECI to begin providing Care Management Services to Program Participants as early as June 1, 2007 (the "Service Commencement Date"), and ECI desires to provide the same, and to that end the two parties are willing to enter into a binding agreement for such services containing the material terms of their relationship with additional terms and conditions (the "Supplemental Terms and Conditions") to be agreed upon in good faith during the interim between the Effective Date and the Service Commencement Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree to the following:

1. DEFINITIONS.

Unless otherwise specifically provided, the terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto and incorporated herein.

2. COVENANTS OF ECI.

2.1 ECI shall provide or arrange for the provision of Care Management Services, as set forth in Exhibit B attached hereto and incorporated herein, to HIP Enrollees who become Program Participants, and in coordination with the respective primary care and/or treating physicians of the Program Participants.

2.2 ECI shall provide HIP with a weekly report of program enrollment which shall include all eligible Program Participants and status of member which shall be mutually agreed upon and shall include, date of initial home site visit and official program entry date, members excluded for other HIP programs, disenrollments and reason code. At least a quarterly, a report on program activities shall be provided in a

mutually agreeable format that documents performance of items outlined in Exhibit E. More frequent reports or ad hoc requests may be made by HIP and shall be provided by ECI in a mutually agreed upon timeframe. In addition, ECI shall provide 24/7 access as defined in section 2.16.

2.3 ECI shall designate at least two representatives who will serve as a liaison to HIP and upon HIP's request shall perform data entry of services that program participants need which require HIP's clinical review and approval. Additionally, they shall reside at HIP's offices located at 55 Water Street, NY, NY and will be available during normal business hours to respond to inquiries from HIP. HIP shall provide space for at least two ECI representatives. .

2.4 ECI agrees to adhere to the Performance Standards and Outcomes as set forth in Exhibit E attached hereto and incorporated herein to the Agreement. Both parties agree that these measures shall apply at Service Commencement Date and shall apply throughout the duration of the Agreement unless modified by mutual agreement of the parties. ECI shall provide reports at a frequency delineated in Exhibit E. In addition, ECI shall maintain staffing in at least the ratios outlined in Exhibit E.

2.5 ECI shall obtain and maintain in full force and effect at all times during the term of this Agreement general liability and casualty insurance coverage and any such other insurance coverage conforming to industry standards for the services to be provided hereunder

2.6 ECI and any of ECI's employees or agents who perform services for or on behalf of ECI hereunder shall at all times during the term of this Agreement comply with all applicable federal, state, and local laws, regulations ordinances and codes and shall (i) conduct business in conformance with sound ethical standards of integrity and honesty; (ii) conduct business in such a way as to not give the appearance of impropriety, even when the behavior or activity is in compliance with the law; and (iii) not achieve business results by illegal act or unethical conduct. All clinicians including RNs, LPNs, NPs and MD's shall have New York State licenses and accreditations and are subject to HIP's credentialing policies and procedures.

2.7 ECI hereby represents and warrants that it is not currently, nor has it been at any time prior to the date of this Agreement, debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program.

2.8 ECI hereby represents and warrants that ECI is not party to any agreement, judgment, order, consent, or equitable relief, written or oral that would limit or restrict ECI in any manner from providing the Care Management Services contemplated hereunder.

2.9 If HIP notifies ECI of any action brought against HIP alleging that HIP 's receipt of any Care Management Services from ECI infringes a valid United States patent or copyright, ECI will defend that action at its expense and will pay HIP any costs incurred and any damages awarded against HIP provided (i) ECI and HIP shall mutually defend any such action and all negotiations for its settlement or compromise; and (ii) HIP provides all reasonable assistance as requested by ECI. If a permanent injunction is obtained against HIP 's receipt of any service from ECI, or if in ECI's opinion HIP 's receipt of any service from ECI is likely to become the subject of a permanent injunction, ECI shall at its option and expense (i) procure for HIP the right to continue to receive service from ECI; (ii) replace or modify the manner in which Case Management Services are provided so that it becomes non-infringing; or (iii) pay HIP a full refund and terminate the Agreement.

2.10 ECI represents and warrants to HIP that each of ECI's employees, agents and subcontractors assigned to perform any services shall have the proper skill, training, and experience to perform the services, that the services will be performed in a competent and professional manner, with the degree of skill and care that is required by current good and sound professional procedures for services in this area, and in conformance

with generally accepted professional standards for firms or persons performing comparable services and appropriate licenses as required by New York State law.

2.11 ECI shall provide HIP written documentation on the selection criteria, algorithm, stratification, and rollout strategy for the EasyCare and Oncology programs. Initially ECI will review HIP data and perform such function to obtain members eligible for Program participation. See workflow outlined in Exhibit G. Upon two (2) weeks notice, HIP (or a third-party agent identified by HIP) shall work together with ECI to modify the initial process of selection criteria, algorithm, stratification and rollout strategy.

2.12 ECI shall disenroll program participants as follows: hospice/palliative care; deceased, moves out of area, physician request, member request, HIP request, selection in a program with a higher HIP hierarchy, non-compliance with plan of care or member leaves HIP.

2.13 During the term of this Agreement, HIP may review the operational activities of ECI at any time. ECI will cooperate with HIP (or its agents as the case may be) in connection with these reviews. HIP will conduct each review in a manner that does not unreasonably interfere with the ongoing activities of ECI.

2.14 ECI shall provide for software training and associated software training materials to HIP personnel upon request.

2.15 During the term of this Agreement, ECI shall provide to HIP quarterly financial statements no later than sixty (60) days after the end of each quarter and shall include a balance sheet, statement of income and a statement of cash flow with footnotes (the "Financial Statements") prepared in accordance with generally-accepted accounting principles. Such Financial Statements shall be certified by the chief financial officer as accurately reflecting the financial condition of ECI and HC Innovations and other such holding companies and subsidiaries. No later than ninety (90) days following the end of the calendar year, ECI shall furnish the audited annual reports as provided by a HIP approved audit company.

2.16 ECI shall provide HIP 24/7 view only access and print capability to the SAMehr system that contains all case information for HIP patients in the EasyCare and Oncology program. System access for update and view shall also be 24/7 for HIP patients that are being managed by HIP and not ECI on the SAMehr system if HIP chooses to utilize the system. HIP shall have the ability to create and access reports on ECI and HIP managed patients.

2.17 ECI will update its Easy Care and Oncology program to be compliant with NCQA QI7 within 90 days of execution of this contract. Additionally, ECI shall maintain program to meet such requirements as updated by NCQA on an annual basis.

2.18 ECI will make available to HIP at no additional cost its Software including the web based case and care management software (SAMehr) for use by their internal case management department. Additionally ECI will commit to work with HIP to make our Case management software NCQA compliant for the capturing of required intake information, actions plans, clinical decision tools and any other items identified in QI7 within 90 days of execution of this Agreement. If ECI does not make good faith effort or cannot comply, HIP may upon notice and opportunity for ECI to cure within thirty (30) days, terminate agreement immediately.

2.19 ECI will support and maintain the software application as well as supply and support regular updates. HIP will have the opportunity to participate in the planning of future software releases to best assure that their internal case management needs are met.

2.20 This commitment will extend to up to 150 internal case management users and will be in effect as long as this contract for Care Management services is in force. Upon termination and to facilitate transition of care, ECI will provide HIP a file of all historical data in the SAMehr system for HIP members. If additional internal users are required ECI will accommodate the additional users but reserves the right to assess increased demand requirements and charge an additional yearly fee for said users.

2.21 HIP will be provided the ability to extract data on HIP members from ECI's data warehouse.

2.22. ECI agrees to comply with all of the additional requirements contained in HIP's Delegation Checklist, a copy of which is attached hereto as Exhibit F and incorporated by reference herein.

. HIP COVENANTS.

3.1 HIP shall, at all times, retain the right to determine which HIP members and lines of business shall be eligible for the services and program participation set forth in this Agreement.

3.2 No later than fifteen (15) days after the Effective Date, HIP shall provide to ECI the data identified in Exhibit D hereto in HIP's standard format subject to review by ECI for completeness of critical elements (the "Enrollee Data"), from which ECI will use the Enrollee Data to identify a minimum of two thousand (2000) enrollees who would most likely benefit from participation in the EASYCare and Oncology Management Programs. It is contemplated that ECI will enroll 2000 patients into Oncology management within the first 8 months of operations (i.e. 1000 members enrolled from June 1st to Oct 31, 2007 and an additional 1000 from Nov 1, 2007 to Jan 31, 2008). Further enrollment shall be at a rate of 1000 members per quarter. ECI and HIP shall begin enrollment in Easy Care, September 1, 2007 at a rate of 1000 members in the first 4 months, followed by 1000 members per quarter. Likewise, ECI and HIP acknowledge that the rollout of services, both the distribution of members to each program and the rate of rollout, to the Easy Care program and Oncology management program, may change from time to time as dictated by the needs of enrollees and HIP. HIP will continue to provide updated information to ECI, on an agreed upon basis, in order to enable ECI to identify additional Program Participants during the term of this Agreement. ECI shall meet with the HIP designee to approve all eligible enrollees in the program. ECI with HIP (or ECI at the direction of HIP) shall timely advise such Program Participants and their primary care and/or treating physicians of the availability of the services described herein, and obtain the members' consent to participation. It is anticipated that approximately 10,000 HIP members will ultimately be enrolled in ECI care management programs.

3.3 The parties mutually agree that HIP may extend the services and programs contained in this Agreement to additional members who have benefits plans with any of HIP's current or future affiliated entities, upon thirty days notice to ECI.

3.4 HIP shall designate one or more appropriate representatives of HIP who will serve as a liaison to ECI and who will be available during normal business hours to respond to inquiries from ECI.

4. PAYMENTS TO ECI.

4.1 Monthly Fee. In consideration of the services rendered by ECI under this Agreement, HIP shall pay to ECI fees as follows:

(a) Three hundred ($ 300) per month for each Program Participant enrolled in the EASY Care Management Program in High Touch, On the Move and Stay Well stratifications; (b) Three hundred and Eighty Dollars ($380) per month for each Program Participant enrolled in the Oncology Management Program. Within two (2)

business days of the end of each month during the term of this Agreement, ECI shall submit an invoice with report that will provide HIP with a list of active Program Participants and the date of enrollment in the ECI programs. An Enrollee Members shall be considered to be a Program Participant enrolled only after a face to face visit has been made by ECI and the Enrollee, or his/her authorized personal representative, member has agreed in writing to participate in the Care Management Program. Date of enrollment shall be indicated on the member's written participation agreement. All patients enrolled shall be billed a pro-rata share of that month's fee for any month the member is not fully participating. The Monthly Fee payments are due within ten (10) business days from receipt of the monthly invoice.

4.2 Program Initiation Fee. Start up costs: In recognition of the significant costs that will be incurred by ECI prior to the Service Commencement Date, including but not limited to the costs of recruiting and training additional care management service providers, HIP intends to pay Two Hundred Thousand Dollars ($200,000) in Start up Costs as follows: upon 10 days after execution of this Agreement, HIP shall pay ECI a one-time fee of Fifty Thousand Dollars $50,000. Additionally, ECI shall submit to HIP for approval a budget that outlines the detailed start up costs for the program to begin within 90 days. Budget shall also include timing of such expenses and key success factors ("Triggers") for the start up process. Upon HIP's approval of such budget, HIP shall pay ECI a one-time fee of Fifty Thousand Dollars ($50,000). HIP will pay ECI an additional Fifty Thousand Dollars ($50,000) installment on seeing their first Oncology enrollee. ECI shall send invoice to HIP with documentation for completion of all Triggers and HIP shall pay Fifty Thousand Dollars ($50,000) ten days after receipt of such invoice.

4.3 Annually from the service date of commencement there will be a Cost of Living adjustment of 3.5% to the agreed upon fees. The cost of living adjustment for the Easy Care Program becomes effective only after twelve months following the enrollment of a minimum of 1000 members in such Program and from that date is adjusted annually. Similarly, the cost of living adjustment for the Oncology Program becomes effective only after twelve months following the enrollment of a minimum of 1000 members in such Program and from that date is adjusted annually.

5. <u>TERM AND TERMINATION</u>.

5.1 <u>Effective Date; Term; Commencement Dates</u>. The Agreement shall be effective as of the Effective Date, and, unless sooner terminated in accordance with Section 5.2, 5.3 or 5.4 below, this Agreement shall expire on the third anniversary of the Service Commencement Date (the "Initial Term"). This Agreement shall automatically renew for successive terms of three (3) years each (the "Renewal Term(s)") unless one party provides the other party of written notice of its intent not to renew at least one hundred twenty (120) days prior to the end of the then current term.

5.2 <u>Termination for Cause Provisions</u>. This Agreement may be terminated for cause prior to the Termination Date in the following circumstances: (a) by ECI in the event of any default in the nonpayment of the fees provided for herein on the day provided, but only if such default persists for fifteen (15) business days after written notice of the same is received by HIP; (b) by HIP in the event of any material failure by ECI to provide the Care Management Services it is obligated to provide hereunder, but only after ECI is given written notice of intent to terminate and thirty (30) days opportunity to cure (or such additional time as may be reasonable under the circumstances if the failure cannot reasonably be cured within thirty (30) days; (c) by either ECI or HIP in the event of a Material Breach (as defined below) by the other party, after reasonable notice and opportunity to cure; or (d) by HIP in the event that ECI does not meet Performance Standards outlined in Exhibit E, after reasonable notice and opportunity to cure with the exception of item 1b in Exhibit E which is cause for immediate termination. For purposes of this Section 5.2, the term "Material Breach" shall mean a substantial and significant breach of an essential term of the Agreement, not caused by or contributed to by the aggrieved party that adversely impacts the aggrieved party. Material Breach includes bankruptcy or

financial instability which significantly impairs the ability of ECI to deliver defined services to enrolled members.

5.3 Notwithstanding the termination periods set forth above, HIP may terminate this Agreement immediately: (i) if ECI or one of its principals is sanctioned under or its right to participate in the Medicare or Medicaid program is suspended or terminated; (ii) ECI becomes uninsured for professional liability; (iii) if ECI or one of its clinicians fails to meet HIP's credentialing/re-credentialing standards; (iv) if HIP reasonably determines that continuation of this Agreement may negatively affect patient care; (v) when HIP reasonably determines that ECI or one of its principals has engaged in fraud; (vi) upon final disciplinary action by a state licensing board or other governmental agency that impairs ECI's ability to operate; or(e) if ECI is unable to pay its debts, files or has filed against it a petition in bankruptcy, commences or has commenced against it any other insolvency proceedings or seeks reorganization or an arrangement with creditors, or if in any reporting period after April 2008 ECI receives a "going concern" letter from an independent auditor and fails to satisfy HIP that it is otherwise solvent.

5.4 Termination Without Cause. In addition to the termination provisions set forth in Section 5.1 and 5.2 or 5.3 above, this Agreement may also be terminated as follows: (i) at any time by mutual agreement of the parties; (ii) by HIP at any time after December 31, 2008, by delivery by HIP to ECI of written notice of its intention to terminate to ECI at least one hundred twenty (120) days prior to the effective date of termination (a "HIP Termination Without Cause"); or (iii) by ECI at any time after the end of the Initial Term by delivery by ECI to HIP of written notice of its intention to terminate to ECI at least one hundred twenty (120) days prior to the effective date of termination (an "ECI Termination Without Cause").

5.5 Failure to Agree. Notwithstanding anything herein to the contrary, In the event that the Parties in good faith are unable to agree to additional terms and conditions (the "Supplemental Terms and Conditions") during the interim between the Effective Date and the Service Commencement Date, either Party, upon written notice to the other Party, may immediately terminate this Agreement, with no liability to either Party.

5.6 Changes in Law. In the event that any statute, regulation, administrative ruling, or judicial determination prohibits, restricts, or materially alters: (i) ECI's ability to provide the services contemplated hereunder, or (ii) HIP's ability to receive the services contemplated hereunder, either Party may, without liability, terminate this Agreement by written notice to the other Party.

5.7 Return of Confidential Information. Each party, upon the request of the other party, shall return to the other party all of that party's Confidential Information.

6. HIPAA COMPLIANCE

ECI agrees that it will appropriately safeguard Protected Health Information ("PHI") made available or obtained by him/her as required by HIPAA and this Agreement and, specifically agrees:

- (i) not to use or further disclose PHI other than as permitted or required by the Agreement, or as required by law;
- (ii) to use appropriate safeguards to prevent the use or disclosure of PHI, other than as provided for by this Agreement;
- (iii) to mitigate, to the extent practicable, any harmful affect that is known to ECI of a use or disclosure of PHI by ECI in violation of the requirements of this Agreement;
- (iv) to report to HIP any use or disclosure of PHI not provided for by this Agreement;
- (v) to ensure that any agent, including a subcontractor, to whom it provides PHI received from or created or received by ECI on behalf of HIP, agrees to the same restrictions and conditions that apply through this Agreement to ECI with respect to such information;

(vi) to the extent that ECI has in its custody or control PHI in a "Designated Record Set," as defined in HIPAA, inclusive of medical, billing, enrollment, payment and claims adjudication, maintained by or for HIP, and exclusive of information completed in reasonable anticipation of a civil, criminal or administrative proceeding, or where access is otherwise prohibited by law, ECI agrees to, in a time and manner designated by HIP:

(a) provide access to such information by HIP, or to a Member at the direction of HIP; and
(b) make any amendments to such information that HIP directs or agrees to at the request of a Member; and
(c) document disclosures of such information to provide for an accounting of disclosures under HIPAA, and to provide access to such information to respond to a request for such accounting of disclosures;

(vii) to make internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by ECI on behalf of HIP, available to HIP, or at the request of HIP to the Secretary of the Department of Health and Human Services, or his designee, for purposes of determining compliance with the Privacy Rules under HIPAA or other applicable law, (in all events, the ECI shall immediately notify HIP upon receipt by ECI of any such request by the Secretary, and shall provide HIP with copies of any such materials);

(viii) to assist and cooperate with HIP, as requested by HIP in its sole discretion, in obtaining valid authorizations from Members for HIP use or disclosure of PHI, as required by HIPAA;

(ix) HIP shall provide ECI with its HIPAA Notice of Privacy Practices, as well as any changes to the Notice. HIP shall also provide ECI with any changes or revocations of an individual's authorization to use or disclose PHI, or restrictions on the use of a Member's PHI, where such revocations of authorization affects ECI's performance of services under this Agreement or HIPAA;

(x) HIP will not request ECI to use or disclose PHI in any manner that would not be compliant with HIPAA if done by HIP;

(xi) both parties represent that in exchanging electronic data further to the Agreement, they will comply with applicable HIPAA regulations concerning security and standard transactions, and specifically, neither party will (a) change the definition, data condition, or use of a data element or segment in a standard transaction; (b) add any data elements or segments to the maximum defined data set; (c) use any code or data elements that are either marked "not used" in the standard's implementation specification(s) or are not in the standard's implementation specification(s); or (d) change the meaning or intent of the standard's implementation specifications; and

(xii) at the termination of this Agreement for whatever reason, if feasible, return or destroy all PHI received from, or created or received by ECI on behalf of HIP, that the ECI still maintains in any form, and retain no copies of such information, or if such return or destruction is not feasible, extend the protection of this Agreement to the PHI and limit further uses and disclosures to those purposes that make the return of the PHI infeasible. This provision shall apply to PHI that is in the possession of any of ECI's subcontractors or agents, retained to perform services under this Agreement.

7. GENERAL PROVISIONS.

7.1 Independent Relationship. Notwithstanding any other provisions hereof, in the performance of their obligations of this Agreement, each part is at all times acting and performing as an independent contractor with respect to the other party, and no party shall have or exercise any control or direction over the method by which the other party shall perform such work or render or perform such services and functions. It is further expressly agreed that no work, act, commission or omission of either party (or any of its agents, servants or employees) pursuant to the terms and conditions of this Agreement, shall be construed to make or render such

party (or any of its agents, servants or employees) an agent, servant, representative or employee of, or joint venture with, such other party.

7.2 Business Confidentiality. Both ECI and HIP acknowledge and agree that during the course of the performance of the parties' respective obligations under this Agreement, each party may make available to the other party Confidential Information (as defined in Exhibit A) that is of value to the party disclosing the information. Each party agrees to maintain the confidentiality of the Confidential Information of the other party and not to disclose or disseminate such Confidential Information to third parties. The party receiving Confidential Information agrees to use the same standard of care in maintaining the confidentiality of the Confidential Information as it uses to avoid disclosure of its most sensitive Confidential Information. Nothing in this section shall preclude a party from disclosing Confidential Information to the extent that the disclosure thereof is required by law. Upon termination of this Agreement, the parties shall destroy or return all Confidential Information of the other and shall not use any Confidential Information of the other in its business. In the event that a party is required to disclose Confidential Information in response to legal process, the party against whom disclosure is sought shall immediately notify the other party and cooperate with the other party in connection with obtaining a protective order. In the event of a breach or threatened breach by either party of the provisions of this Section 6.1, the other party shall be entitled to seek an injunction restraining the breaching party from the conduct causing such a breach or threatened breach. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to that party for such breach or threatened breach, including the recovery of damages from the breaching party.

7.3 Oversight and Monitoring. HIP shall retain and perform ongoing oversight and monitoring to assess ECI's performance under this Agreement through reports and meetings, the frequency of which shall be mutually agreed to between the parties, and annual on-site audits and assessments of ECI. ECI shall cooperate with HIP in such oversight and monitoring activities. Without limiting the foregoing, ECI shall maintain information, committee minutes, and other information in relation to the Programs in a form acceptable to HIP, permit HIP to review and copy such information, cooperate with HIP in all on-site visits, and made records available to HIP upon request and as required by NCQA and applicable state and federal law. Notwithstanding the foregoing, ECI shall provide to HIP copies of all information, and shall make available all clinical and program data, which HIP may request for its oversight and monitoring of delegated activities. Additionally, ECI shall ensure that HIP has the ability to query information and generate reports concerning its Members (individually and collectively) involved in Programs. ECI agrees to comply with any Improvement Action Plans ("IAP") issued by HIP in connection with such oversight and monitoring activities.

7.4 Access to Records. Until the expiration of six (6) years after the furnishing of services pursuant to this Agreement, ECI shall make available, upon written request, to HIP or the Secretary of the Department of Health and Human Services, or upon request, to the Comptroller General, or to any of their duly authorized representatives, this Agreement and books, documents and records of ECI that are reasonably necessary to certify the nature and extent of costs incurred with respect to any services furnished for which payments may be made under the Medicare or Medicaid programs.

7.5 Amendment. This Agreement may be amended at any time during the term of the Agreement by mutual consent in writing of duly authorized representatives of the parties; provided, however, that any change (including any addition and/or deletion) to any provision or provisions of this Agreement that is required by duly enacted federal or state legislation, or by a regulation or rule finally issued by a regulatory agency pursuant to such legislation, rule or regulation will be deemed to be part of this Agreement without further action required to be taken by either party to amend this Agreement to effect such change or changes, for as long as such legislation, regulation or rule is in effect, provided that, without limiting the effect of the foregoing, if such amendment adversely affects either party, the parties agree to renegotiate the affected portion of the Agreement

in a good faith effort to remedy the adverse effect or either party may submit the matter to arbitration in accordance with Section 9.

7.6 Applicable Law. The validity of this Agreement and of any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and enforced pursuant to and in accordance with the laws of New York State.

7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and their permitted assigns.

7.8 Enforceability. In the event any provision of this Agreement is rendered invalid or unenforceable by a federal or state legislative action or judicial decision, the remainder of the provisions of this Agreement shall remain in full force and effect, unless the invalidated or unenforceable provision is material to overall intent, in which case either party may submit the matter to binding arbitration in accordance with Section 9.

7.9 Entire Agreement. This Agreement, which shall be deemed to include all attachments, amendments, exhibits, addenda and schedules, and the Supplemental Terms and Conditions, contains the entire agreement between the parties. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement and not expressly set forth in this Agreement are not in force or in effect.

7.10 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the non-assigning party. Notwithstanding the foregoing, this Agreement may be assigned to any parent, subsidiary or affiliate, or to any entity which is the successor to all or substantially all of the assets of HIP, without the consent of ECI.

7.11 Headings. The headings of sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

7.12 Limitations on Liability. Although this Agreement contemplates services for Program Participants, the parties reserve the right to amend or terminate this Agreement without notice to, or consent of, any Program Participant. No persons or entities other than HIP and ECI are intended to be, or are in fact, beneficiaries of this Agreement; and its existence shall not in any respect whatsoever increase the rights of any Member or other third party, or create any rights on behalf of any Program Participant or other third party vis-à-vis either of the parties.

7.13 Corporate Authority. HIP represents and warrants to ECI that it has the corporate power and corporate authority to execute this Agreement, and that this Agreement, when executed, will be a valid and binding obligation of HIP, enforceable in accordance with its terms. ECI represents and warrants to HIP that it has the requisite corporate power and corporate authority to execute this Agreement and that this Agreement, when executed, will be a valid and binding obligation of ECI, enforceable in accordance with its terms.

7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together comprise one and the same instrument.

7.15 Attorneys' Fees; Enforcement Costs. If any arbitration or other permitted legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and other reasonable expenses incurred in

connection with maintaining or defending such action or proceeding, as the case may be, including any such attorneys' fees, costs or expenses incurred on appeal, in addition to any other relief to which such party or parties may be entitled.

7.16 Duty to Cooperate. The parties acknowledge that the parties' mutual cooperation is critical to the success of the Care Management Programs hereunder and each agrees to cooperate fully with the other party in implementing, administering and performing under this Agreement.

7.17 Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

7.18 Force Majeure. Either party shall be excused from the performance of any of its obligations hereunder and such party's nonperformance shall not be a default or grounds for termination of this Agreement to the extent that such party is prevented, hindered or delayed from performing any of its obligations, in whole or in part, as a result of delays caused by an act of God, war, terrorism, civil disturbance, court order, regulatory order, labor dispute or other cause beyond that party's control.

7.19 Notices. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing, postage prepaid, and shall be sent (by certified or registered mail, return receipt requested, or by federal express or other overnight mail delivery for which evidence of delivery is obtained by the sender), to the address set forth above below unless the sender has been otherwise instructed in writing or unless otherwise provided by law. The notice shall be deemed to be effective on the date indicated on the return receipt or, if no date is so indicated, then on the date of the notice.

7.20 No Authority; Responsibility for Costs of Providing Services. ECI shall have no authority to contract for or on behalf of HIP, to incur obligations or indebtedness for or on behalf of HIP or in any way to bind HIP

7.21 Limitation of Use of HIP Name. ECI shall not use the name of HIP in any advertising, promotion, or sales or any other materials without obtaining HIP's prior written consent. Neither the execution of this Agreement, nor the furnishing of any Confidential Information by HIP to ECI shall be construed as granting to ECI any license under any trademark, copyright, or invention controlled by HIP .

7.22 Non-Exclusive. This is a non-exclusive agreement.

7.23 No Consequential Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL HIP OR ITS SUBSIDIARIES BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR OTHER DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT EVEN IF HIP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY OTHER CLAIM BY ECI OR FOR ANY THIRD PARTY CLAIM. BECAUSE SOME STATES/JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY TO CONSULTANT.

7.24 Contractual Limitations Period. No legal proceedings, regardless of form, arising under or relating to this Agreement may be brought by a Party more than two (2) years after said Party first knew, or should reasonably have known, of the facts giving rise to the cause of action.

7.25 Survivability. All sections of this Agreement (including the Schedules) relating to confidentiality, ownership of intellectual property, indemnification, or limitations of liability shall survive termination or expiration of this Agreement.

7.26 Insurance. ECI shall, at its own cost and expense, procure and maintain insurance to cover it and personnel assigned under the terms of this Agreement, which shall include the following: Contractor, at its sole cost and expense, shall procure and keep in full force and in effect the following insurance coverages. The coverage must be with an insurance company authorized to do business in the State of New York with not less than an A.M. Best Rating of A-7. Such coverage shall include the following:

(i) Statutory Workers Compensation Insurance including Occupational Disease covering all employees with a limit of liability in accordance with applicable laws of the state(s) in which services are provided. The policy form should include a waiver of subrogation.

(ii) Employer's Liability Insurance limits must meet the requirements imposed under Contractor's umbrella policy and should not be less than:

Each accident	$1,000,000
Disease Policy Limit	$1,000,000
Disease- Each Employee	$1,000,000

(iii) Commercial General Liability Insurance written on an occurrence basis. The minimum limits of liability required are $1 million each occurrence and $2 million aggregate. These limits must meet the requirements imposed under ECI's umbrella policy. Such insurance shall name HIP, HIP Foundation, Inc., its subsidiaries, its directors, officers and employees as additional insureds. A Certificate of Insurance is required as evidence of such status. Contractor's policy shall be primary and non-contributory with any insurance maintained by HIP and any party holding an interest to which HIP may be subordinated.

Coverage must include:

Premises – Operations Liability
Personal Injury Liability
Broad Form Property Damage Liability
Independent Contractors Liability
Blanket Contractual Liability
Products – Completed Operations Liability

(iv) Commercial Automobile Liability Insurance including all Owned, Non-Owned, and Hired Vehicles with a minimum Combined Single Limit $1 million. These limits must meet the requirements imposed under Contractor's umbrella policy.

(v) Blanket Crime Insurance shall be maintained covering Contractor, its, agents, employees, subcontractors in amounts not less than $10 million.

(vi) Umbrella/Excess Umbrella Liability Insurance written on an occurrence basis with minimum limits of $10 million per occurrence/$10 million aggregate.

(vii) Professional Liability/ Errors and Omissions Insurance shall be maintained by ECI and its Contractors/Subcontractors in amounts not less than $10 million per claim/ $10 million aggregate, along with a Privacy Endorsement which covers the type of Services contemplated by this

Agreement. ECI must Individual Professional Liability/Errors & Omissions Insurance coverage shall be maintained by all professional/licensed/certified employees, if applicable, in amounts not less than $1million per claim/ $3 million aggregate.

In addition, ECI shall require that each clinical employee performing Services pursuant to this Agreement shall be appropriately licensed to practice nursing in New York and maintain professional liability insurance limits of not less than $1 million per claim/ $3 million in the aggregate. In the event that such individual coverage is on a "claims made form", ECI hereby guarantees that such individual coverage will be maintained beyond the term of this Agreement to adequately address any incident which occurred during the term of this Agreement.

With respect to all policies of insurance required to be carried by ECI, ECI shall furnish HIP with a certificate of insurance which:

(i) Evidences such insurance

(ii) Provides that the policy cannot be cancelled except for non-payment of premiums, or otherwise be changed or modified, without thirty (30) days prior written notice to the Company of such cancellation, change or modification.

ECI agrees to promptly notify HIP in the event of cancellation, termination or material modification of said policies. In the event of termination of this Agreement or any employees or subcontractors participation in providing services hereunder, then ECI, its employees and subcontractors shall ensure that all of the above insurance coverage is maintained to cover the claims which may arise out of this Agreement.

By requiring insurance, HIP does not represent that the above coverages and limits will necessarily be adequate. Insurance procured by ECI will not reduce or limit ECI's obligation to indemnify and defend HIP, EmblemHealth, Inc., its subsidiaries, its directors, officers and employees for claims or suits that result from or are connected with the performance of this contract.

HIP reserves the right to modify the above insurance requirements at any time.

7.27 Indemnification. ECI shall indemnify, defend and hold HIP, its officers, directors, employees, agents, independent contractors and affiliates harmless from and against all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney fees, to the extent caused by any negligent act or omission or other conduct by ECI, its employees, and agents arising out of or in connection with this Agreement. This clause shall survive termination of this Agreement, regardless of the cause giving rise to termination. HIP shall indemnify, defend and hold harmless ECI from and against all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney fees, to the extent caused by any negligent act or omission or other conduct by HIP, its officers, directors, employees, agents, and affiliates arising out of or in connection with HIP's obligations under this Agreement. This clause shall survive termination of this Agreement, regardless of the cause giving rise to termination.

7.28 Joint Administrative Oversight Committee. ECI clinical and administrative leadership will participate in person at monthly Administrative Oversight Committee meetings with HIP to discuss clinical/administrative issues. At HIP's determination, these may be moved to quarterly as the programs mature.

IN WITNESS WHEREOF, by placing their duly authorized signatures below, the parties hereby execute this Agreement as of the Effective Date and agree to be bound by its terms.

ENHANCED CARE INITIATIVES, INC.

By [signature]
Name: David Chess
Title: CEO
Date: 5/8/2007

HEALTH INSURANCE PLAN OF GREATER NEW YORK

By [signature]
Name: EDWARD LUCY
Title: SVP
Date: May 9, '07

May 9, 2007

05/07/07

EXHIBIT A

DEFINITIONS

"Care Management Program" shall mean the program maintained by ECI pursuant to which ECI provides Care Management Services.

"Care Management Services" shall mean a nurse-based program of care managed designed to promote the health of the patient by focusing on the active management of preventive health measures case management services and health management activities that will result in less frequent hospitalizations and overall improvement of health status and member satisfaction.

"Case Management Services" means the coordination of services and assistance in obtaining access to resources for members with complex conditions.

"Confidential Information" of ECI shall mean information relating to any aspect of the business of ECI that is proprietary to ECI, or regarded as such by ECI, or which is not generally known to persons not employed by ECI, including, but not limited to the ECI Training Manual, the Patient Information System, and the Predictive Modeling Program referred to in Exhibit B-1, as well as any information relating to the financial performance of ECI, information concerning any other clients of ECI, or the existing or proposed future projects or prospects, business strategies, or prospects of ECI. The term "Confidential Information" shall not include: (i) any information that is publicly known at the time of the disclosure, or (ii) becomes publicly known after disclosure other than through a breach by HIP.

"Confidential Information" of HIP shall mean the proprietary confidential information of HIP including, but not limited to: intellectual property, trade secrets and other confidential business information concerning HIP 's operations; information concerning HIP 's research and development activities, business plan, marketing plans and strategies, and pricing and costing policies; HIP and supplier lists; financial and operational information, HIP, supplier and business contacts lists and information; and other confidential business or financial information of HIP. Confidential Information shall not include (i) information that is in the public domain, or (ii) information that is or becomes known to the public other than through a breach of an obligation to keep such information confidential.

"Contract Year" shall mean the twelve month period ending on the anniversary date of the Service Commencement Date.

"Enrollees" shall mean members during the relevant period who were enrolled in designated medical care plans offered by or through HIP.

"EASY Care program" shall mean the wellness program and medical safety net designed to stabilize the medically complex frail patient by focusing on the costly or potentially costly patient with many active diagnosis and disabilities.
"High Touch" means the stratification of members who are the most complex, unstable and disabled. Program features hands on, frequent face to face RN or NP visits in the home and community to maintain the member's highest level of function. Also includes joint visits to the member's physician or physician's visits.

"HIP Affiliates" means the following entities:

HIP Insurance Company of New York
HIP Holdings, Inc.

HIP Administrators of Florida, Inc.
Vytra Health Plans Managed Systems
Emblem Health and Emblem Holdings
ConnectiCare, Inc.
The PerfectHealth Insurance Company

And any other and any other successor, parent, subsidiary or affiliated company of the aforementioned entities or any other entities that may in the future fit this definition as well as lines of business issued and/or insured by such entities.

"On the Move" means the stratification of members who have demonstrated by frequent hospital admissions or a high degree of complexity, that they need more monitoring and education. They have a higher level of function and less disability then the High Touch program patients. Annual face to face visit at home by NP or MD. Monthly group meetings and physician visits are included.

"Oncology program" means the program for members with stage IV and V with mets that provides telephonic biometric and hands on support as well as assisting the member in obtaining needed information for make informed decisions, providing education and understanding of disease process and treatment choices, advocating for patient, assisting in the management of side effects, catalyzing home based care, maximizing quality of life, obtaining needed resources and social services, assisting patients and their family in finding peace with their life and disease and assisting with advance care planning.

"Program Participants" mean those persons who are HIP Enrollees and who are identified by ECI and HIP as individuals admitted into the Care Management Program.

"______________________ Enrollees" shall mean all individuals during the relevant period who were enrolled in any medical care plan with which the ______________________ affiliates have contracted to provide medical services.

"Stay Well" means the program participants have graduated from the "High Touch" and "On the Move" categories. They have demonstrated stability and self efficacy by a variety of quantifiable parameters but that still need ongoing monitoring based on the complexity of their condition. Program essentially maintains contact and established relationship between patient and ECI. Solicit and support patient inbound calls and will make home visits and assess change in status when specific triggers are met.

EXHIBIT B

CARE MANAGEMENT SERVICES FOR EASY CARE MEDICALLY COMPLEX AND ONCOLOGY CARE PROGRAMS

The EasyCare Management Services provided by ECI is a nurse-based program that supports the services provided by health care providers with individual Case Management for chronically ill patients. The objective of the program is to reduce the incidence of hospitalization among patients with some combination of congestive heart failure, diabetes, respiratory disease, or other illnesses, through individual monitoring, behavior modification and preventive health services, and for patients with life threatening cancer.

ECI nursing personnel receive special training in accordance with the confidential and proprietary training materials contained in the ECI Professional Training Manual. ECI will staff the Care Management Program with one full-time equivalent RN or APRN for each one hundred (100) Program Participants, plus a number of support staff both within the community and at the ECI central office. All physicians and nurse practitioners must be credentialed by HIP.

ECI shall staff sufficient NPs and MDs to provide at least one visit per member per year. Each visit shall be documented in the clinical records and SAMehr. Additionally, ECI shall generate and provide electronically to HIP a claim record of the visit with all identified member diagnosis codes applicable as documented in the member record and progress notes. Such claim shall be sent in a mutually agreeable format such as a HCFA1500 and shall be considered "no pay" encounters.

The Care Management Nurse will meet with each Program Participant initially and then on a schedule consistent with their clinical needs record pertinent information using a confidential and proprietary Patient Information System (SAMehr) using a hand-held computer.

The Care Management Services also involve a continuum of care which includes weekly and monthly physical therapy/recreational group sessions during which the Care Management Nurse will be assisted by athletic trainers/physical therapists, nursing assistants and/or other staff.

ECI will perform the following for the EasyCare Program:

a. Home assessment on 100% of all new enrollees performed face to face by an NP or MD each calendar year. Additionally, at least fifty (50%) percent of patients stratified in High Touch will have 2 or more home visits per year.

b. Weekly Group visits for 40% of all Easy Care enrollees

c. Nurse to MD visits at least once with (90%) of enrollees within 1st year and every year thereafter. At least sixty percent (60%) of enrollee patients will have 2 or more nurse or MD visits per year.

<u>ECI will perform the following for the Oncology Program</u>:
Home assessment on 100% of all new enrollees performed face to face by an NP or MD each calendar year after the initial performed during the enrollment process.
Nurse to MD visits at least once with (90%) enrollees within the first three (3) months of enrollment .

Program Participants will be selected for participation in the Care Management Program based upon criteria assessed using the confidential and proprietary Predictive Modeling Program developed by ECI and approved by HIP.

Easy Care Program
Care Management Program for the Medically Complex and Unstable
Where services are delivered in the home and community centers
Care oversight: filling in the gaps between what the MD prescribes and the patient does, improving compliance
Connecting care: we visit the doctor with the patient, and arrange for transportation for such visits
Disease-specific exercise prescriptions: working in collaboration with
the patient's physician and physical therapist
Home safety programs
Close collaboration with the family and caregivers
Health and Disease-specific education for patient and caregiver
24 /7 Caregiver Support Program
Initiating Health Monitoring systems (Medi-monitor – an electronic medication monitoring and prompting device, scales, etc.)
Safe use of Medications
Pharmacist medication review
Geriatrician oversight
Monitoring adherence to established care guidelines
Communicating and coordinating care issues with providers
Community patient wellness program – weekly community based meetings – decreasing isolation and depression.
Advanced Directives education
24/7 call center for members to reach a care coordinator

Oncology Care Support
Care Management for the seriously impacted cancer patient
Our team which includes, Oncology Nurses, Nurse Practitioners, Oncologist MD, Practical nurses and social workers create a care support team for the patients which extends to the patients home, physicians office and community For purposes of life planning and acute care interventions.
Telephonic & Face to Face Interventions
EMR to drive efficiency and outcomes
Side effect & Pain management to reduce ER visits
Depression and End of Life counseling
Address all the patients co-morbidities
Leading Palliative Care program
Caregiver Support
Biometric monitoring devices
Care coordination and integration with Physician
MD visit with patients
Acute care Interventions – working to keep care in the home
Integrated evidence based care guidelines
Case management – coordinating and integrating care
Ongoing care management of all levels of care
Our Medical Oncologist calls the patient's treating oncologist to speak with them if the patient is not on standard treatment and questions regarding treatment or care
Creation of a plan of care, interventions, review of treatment options, medications and side effect management
Patient, caregiver and family education and empowerment

Coordination of resources and services. Support groups, prosthetic devices, wigs etc
Telephonic communications, 24/7 care center support
Group sessions where appropriate
Home visits when necessary
Ongoing physician communication as needed, assist patient with finding the questions to ask, requesting lab and test information,
Improving HIP- provider relations
Clinical trial support; education and research around the use of clinical trials; support of the patient, family and provider
Discharge to hospice care

Case Management Functions
True and trusted patient advocacy - best able to assist with appropriate care coordination and use of resources
Able to advocate for the patient in the ER, Hospital, Skilled Nursing Facility or Rehabilitation Facility

Maximizing appropriate use of community resources and limiting unnecessary institutional care

Capture of accurate diagnosis
Capturing the accurate diagnosis of each patient is key to both treatment and care reimbursement. ECI in both it's Easy Care Program and Oncology Care Support program and prompted by its software able to drive accurate diagnosis procurement.

Our Method for capturing the correct ICD 9 codes.

All of our patients, in both Easy Care and Oncology Care Support are seen at least once by a Nurse Practitioner or a Physician licensed and credentialed with HIP. The electronic medical record has the patients existing diagnosis and medications. The NP or MD sees the patient at least once per year reviews there conditions, does a problem centered note, reviews all diagnosis, creates a plan of care and generates an agreed upon format such as HCFA 1500 form with all the ICD 9s. The form shall be electronically transmitted to HIP.

Exhibit C

Additional Support Requirements

ECI shall comply with the following additional Support requirements as set forth in Exhibit C, which is incorporated by reference herein.

ECI provides Standard Support services Monday through Friday, 8:30 am until 5:00 pm Eastern Standard Time (EST), exclusive of ECI holidays. All Error correction services provided by ECI are covered by the support fees paid by HIP. All additional services provided by ECI will be paid for by HIP as follows: services provided during ECI's normal business hours may be charged against the twenty (20) hours of consulting services described in the section of this Support Appendix entitled "Consulting Services and Miscellaneous Costs"; additional services provided during normal business hours will be charged at ECI's then-current standard consulting services rates; and services provided outside of ECI's normal business hours will be charged at ECI's then-current after-hours rates. HIP will make all payments within thirty (30) days of the date of invoice.

Error Correction Services
HIP will designate up to three (3) support personnel responsible for reporting Errors and receiving Upgrades.

ECI provides remote telephone support services for code defects through telephone, fax, Internet and e-mail. ECI support representatives will record all Error reports and coordinate responses. HIP may submit

Error reports by telephone or electronically. ECI will supply telephone numbers and e-mail addresses. HIP may also request electronic status reports on reported Errors by telephone, fax or e-mail.

ECI and HIP will cooperate in efforts to resolve reported Errors. For all reported Errors, ECI will assign a call tracking number and a severity level of the Error, will work to determine the source of the Errors and will use commercially reasonable efforts to provide a fix, by-pass, or work-around. HIP will submit a test case that duplicates the Error, instruct ECI how to duplicate the Error, and provide problem log dumps, diagnostic tests or other investigative support. In addition, ECI may specify personnel resources to be supplied by HIP. HIP will provide all reasonably requested information to assist in arriving at a problem solution. In all cases, ECI will work to provide at least a temporary resolution in the form of a workaround or other correction, to be followed where necessary by a permanent fix.

ECI may identify errors arising from non-ECI hardware or software, or from unauthorized modifications to Products. In such a case, ECI reserves the right to charge HIP for correcting such errors. All Error correction services will be provided from ECI's offices. If ECI personnel are required to travel to a HIP location to assist in Error correction, ECI will charge HIP reasonable travel and living expenses, plus its normal time and materials charges.

Communications charges for faxes, phone calls and courier services are included in Support Fees; however commercial teleconference charges are not included and will be paid by HIP.

Unless otherwise set forth on a Schedule to this Agreement, ECI agrees to support the current Version of each ECI Product and one (1) prior Version for a period of one (1) year after the

release of the subsequent Version; provided however that: ECI reserves the right, at any time, to withdraw the availability of support for any ECI Product with one (1) year prior written notice. Third Party Products are subject to the sunset policy of the applicable vendor.

Upgrades

From time to time, ECI may provide Upgrades of the ECI Products. HIP will implement Upgrades as soon as is reasonably practical, to the extent upgrade does not increase HIP's costs. All hardware and third party product costs related to Upgrades will be the responsibility of HIP. ECI will assist HIP in the installation, configuration and customization of Upgrades at its then-current fees.

Support Prerequisites

To be eligible for support services, the hardware on which the Products are installed must meet ECI's minimum configuration requirements.

HIP may elect not to receive, or may cancel, Product Support service. However, if HIP wishes to reinstate support service on a Product, it must pay the support charges that would have applied during the period of service suspension plus twenty-five percent (25%) and bring the Product up to the most current Release.

Support Service Exclusions

No Support services can be provided for Products that are modified; problems caused by accident, neglect, misuse, or improper programming by HIP personnel; failure or fluctuations in electrical power or hardware equipment; or failure of HIP to fulfill its obligations under its written agreements with ECI. Support services do not include services required due to a malfunction of equipment or media not supplied or maintained by ECI.

Consulting Services and Miscellaneous Costs

Support Services include the availability of ECI's personnel by phone during ECI's normal business hours, for up to twenty (20) hours per month, for technical support, application support, to answer questions regarding the use of the Products and to assist HIP in the use of the Products.

ECI will charge $150 per hour for support above twenty (20) hours per month. ECI will track the hours and users and bill out for services on a monthly basis. ECI will work closely with HIP to understand and evaluate support usage to help avoid overage charges. ECI commits to acknowledge a phone inquiry received by noon within the same business day and to acknowledge a phone inquiry received after noon by noon the next business day unless previous arrangements have been made with HIP to respond within a different timeframe. Minimally this is a call back or email reply (depending on the communication method used to initiate the request) stating that the request was received and to give a timeframe for when ECI will be able to provide an answer to the inquiry.

ECI also will work with HIP to assign a severity level and commit to status updates on the issue, dependent upon the level of severity. This includes clear communication of whether we need more information from HIP to address the issue properly and whether or not the required resources have been engaged. In the event that the HIP identifies an issue as a high priority request (Priority 1 Issue), ECI will prioritize the issue and expedite the formulation of an action plan and resolution of each Priority 1 Issue.

ECI also agrees to escalate issues internally as deemed necessary or upon request by HIP. In addition, HIP may escalate issues within ECI if HIP does not believe that ECI is providing timely responses to inquiries or for any other concerns arising under this Agreement. In the event that HIP is escalating an inquiry issue, HIP may contact the ECI. personnel in the following order:

CONTACT ORDER	TITLE	CURRENT NAMES	E-MAIL ADDRESS	TELEPHONE & PAGER NUMBERS
1st	Director of Project Resources			
2nd	Senior Account Manager			
3rd	Sr. VP of Client Services			
4th	President:			

ECI may amend the list in the table above by providing written notice to HIP.

Service Levels

Problem Resolution: ECI will use best efforts to adhere to the following schedule in resolving Product Errors.

Priority	Response Time	Resolution Objective	Description
1 High Priority Request	1/2 hour	2 hours	A Priority 1 Error is critical to the business of the HIP and is defined as a reproducible Error in the Product which causes the Product in production to be essentially inoperative. A problem of this severity requires that, [as long as appropriate HIP resources are dedicated to its resolution and adequate technical facilities are provided by HIP to permit remote diagnostic and corrective measures], Enhanced Care Initiatives, Inc. will use its best efforts to provide appropriate resources (twenty-four (24) hours per day, seven (7) days a week) until the problem is successfully resolved or until an acceptable operational workaround is achieved. [Such support will be provided at no additional charge to HIP if the problem is a result of an Error in the Product or an error in the Documentation].
2 Medium Priority Request	2 hours	8 Hours	A Priority 2 Error is important to the business but is not of highest priority and is defined as a reproducible Error in the Product which substantially impacts production tasks. A problem of this severity requires that, as long as appropriate HIP resources are dedicated to its resolution and adequate technical facilities are provided by HIP to permit remote diagnostic and corrective measures, Enhanced Care Initiatives, Inc. will use its best efforts to provide appropriate resources up to twelve (12) hours per day, seven (7) days a week until the problem is successfully resolved or until an acceptable operational workaround is achieved. [Such support will be provided at no additional charge to HIP if the problem is a result of an Error in the Product or an error in the Documentation.]
3 Low Priority Request	12 hours	Quarterly	A Priority 3 Error is not critical to the business of the HIP and is defined as a reproducible Error which may have an impact on production tasks, but for which operational workarounds can be employed. Problems of this severity will be addressed by Enhanced Care Initiatives, Inc. as part of routine maintenance; corrections will be provided to HIP by Enhanced Care Initiatives, Inc. on a best efforts basis or as part of a scheduled Maintenance Fix. [Such support will be provided at no additional charge to HIP if the problem is a result of an Error in the Product or an error in the Documentation].

The parties will work together in good faith to define the appropriate Priority Level for each Error. In the event that the HIP does not agree with the Priority Level assigned by ECI, HIP may escalate the issue as defined in the table below.

Support Escalation.
ECI will assign HIP with a Technical Support Analyst to address day-to-day Support needs. The Technical Support Analyst may involve other specialists to assist in responding the HIP's Support requests. HIP may escalate a Support issue if ECI does not respond to any of HIP's support request in a manner required under the Agreement, if HIP is concerned with the progress or resolution of a reported Support issue, if HIP is not satisfied with the Priority Level assigned to the Error or if an issue may affect HIP's business so significantly that the normal support process is insufficient. In the event that HIP is escalating a Support issue, HIP may contact the ECI personnel in the following order:

CONTACT ORDER	TITLE	Current NAMES	E-MAIL ADDRESS	TELEPHONE & PAGER NUMBERS
1st				
2nd				
3rd				
4th				
5th				

ECI may amend the list in the table above by providing written notice to HIP

Use and Disclosure
ECI is permitted to use and disclose Protected Health Information it creates or receives for or from HIP only as necessary in providing the Services, for ECI's proper management and administration, to carry out ECI's legal responsibilities, only if the disclosure is required by law; or if ECI obtains reasonable assurance, from any person or organization to which ECI will disclose such Protected Health Information that the person or organization will hold such Protected Health information in confidence or as required by law.

ECI has developed and implemented appropriate administrative, technical and physical safeguards, in compliance with Social Security Act § 1173(d) (42 U.S.C. § 1320d-2(d)), 45 Code of Federal Regulation § 164.530(c) and any other implementing regulations issued by the U.S. Department of Health and Human Services, to preserve the integrity and confidentiality of and to prevent non-permitted or violating use or disclosure of Protected Health Information created or received for or from HIP. ECI will document and keep these safeguards current.

ECI will promptly, upon HIP's request, make available to HIP or, at HIP's direction, to the individual (or the individual's personal representative) for inspection and obtaining copies any Protected Health Information about the individual which ECI created or received for or from HIP and that is in ECI's custody or control, so that HIP may meet its access obligations under 45 Code of Federal Regulations § 164.524.

Standard Transactions
If ECI conducts in whole or part Standard Transactions for or on behalf of HIP, ECI will comply with each applicable requirement of 45 Code of Federal Regulations Part 162. ECI will not enter into any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of HIP that changes the definition, data condition, or use of a data element or segment in a Standard Transaction; adds any data elements or segments to the maximum defined data set; uses any code or data element that is marked "not used" in the Standard Transaction's implementation specification or is not in the Standard Transaction's implementation specification; or changes the meaning or intent of the Standard Transaction's implementation specification.

Record Keeping
ECI will record for each disclosure, not excepted from disclosure accounting under this Appendix that ECI makes to HIP or a third party of Protected Health

Information that ECI creates or receives for or from HIP, (a) the disclosure date, (b) the name and (if known) address of the person or entity to whom ECI made the disclosure, (c) a brief description of the Protected Health Information disclosed, and (d) a brief statement of the purpose of the disclosure (items a-d collectively, the "disclosure information"). For repetitive disclosures Enhanced Care Initiatives, Inc. makes to the same person or entity (including HIP) for a single purpose, ECI may provide (i) the disclosure information for the first of these repetitive disclosures, (ii) the frequency, periodicity or number of these repetitive disclosures and (iii) the date of the last of these repetitive disclosures. ECI will make this disclosure information available to HIP promptly upon HIP's request.

ECI need not record disclosure information or otherwise account for disclosures of Protected Health Information that this Appendix or HIP in writing permits or requires (i) for the purpose of HIP's treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the Protected Health Information disclosed or to that individual's personal representative; (iii) to persons involved in that individual's health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, or (vi) to law enforcement officials or correctional institutions regarding inmates.

ECI will make available for HIP the disclosure information required by this Appendix for the six (6) years preceding HIP's request for the disclosure information.

EXHIBIT D

DATA TO BE SUPPLIED BY HIP

If ECI is performing the algorithm and stratification of members for the Easy Care program HIP shall provide the following monthly files:

Member Eligibility and Demographic file
Provider Eligibility and Demographic file
Professional Claim File
Facility Claim File
Pharmacy Claim File
Encounter Files as applicable
Lab results files received by HIP (currently CLS and Quest)
Daily Hospital Discharge file
Member files for Alere program, HIP frail elderly, XL health, CAD, AirLogix and any programs identified

Such files shall include applicable data fields such as ICD9 codes, utilization data, pharmacy and laboratory data.
Any and all of data analysis performed by ECI will be shared with HIP.

Oncology Care Support data needs

HIP shall provide the files above for both programs.

HIP shall review its standard lab results files to determine if it contains the following data fields requested by ECI:

CEA
CA 125
CA 19
CA 9
AFP
AFP-L3
PSA
Thyroglobulin
CBC
BUN
Creatinine
AST
ALT

EXHIBIT E

PERFORMANCE STANDARDS

ECI is a clinically intense program which monitors over 150 health outcomes

Easy Care

1. Operational Measures:
   a. ECI will routinely report and maintain compliance with the following:

   [to be inserted]

   b. Home assessment on 100% of all new enrollees performed face to face by an NP or MD each calendar year. Report Monthly
   a. Additionally, at least fifty (50%) percent of patients stratified in High Touch will have 2 or more home visits per year. Report Quarterly
   d. Weekly Group visits for 40% of all Easy Care enrollees. Group meetings do not begin till 30 to 60 days after initial rollout of program Report monthly,
   e. Nurse to PMD visits at least once with (90%) enrollees within the 1st year and every year thereafter. Report monthly
   f. Will report Quarterly on touches per enrolled patient, type of touches and frequency of home visits and MD visits.

2. Clinical Measures: ECI interventions will report on, and benchmark against National standards and against historic utilization patterns of enrollees using mutually agreed upon metrics
   a. Hospitalization rate Quarterly reporting
   b. ER usage Quarterly
   c. Use of ACE inhibitors in CHF Quarterly
   d. Number of patients getting flu shots at 90% Quarterly
   e. Completion of Advanced Medical Directives in 50% Monthly
   f. Use of Statins in patients with diabetes and coronary artery disease Quarterly
   g. 75% of patients with Coronary Artery disease being treated with B-Blocker and aspirin Quarterly
   h. Use of Pneumovac vaccination in >75% of population (we administer fee for service) Quarterly
   i. Patient Satisfaction Survey annually
   j. Physician Satisfaction Survey annually
   k. Eye and Foot Screenings as appropriate Quarterly
   l. Depression Screenings for 95% of all patients enrolled annually Quarterly
   m. Other measures as requested by HIP.

Oncology Care Support Outcome Metrics

1. Operational Process: OCS will routinely report and maintain compliance with the following:
    a. Home assessment on 100% of all new enrollees performed face to face by an NP or MD each calendar year. Monthly reporting
    b. Nurse to MD visits at least once with (90%) enrollees within the first three (3) months of enrollment Report Monthly
2. Clinical Measures: ECI interventions will report on, and benchmark against National standards and traditional care patterns of HIP enrollees using mutually agreed upon methods
    a. Hospitalization rate Quarterly
    b. ER usage Quarterly
    c. Completion of Advanced Medical Directives in 50% Quarterly
    d. Use of Pneumovac vaccination in >70% of population (we administer fee for service) Quarterly
    e. Patient Satisfaction Survey annually
    f. Physician Satisfaction Survey annually
    g. Monitor adherence to NCCN guideline
    h. Monitor adherence to clinical trials Quarterly
    i. Transfer to Hospice Quarterly

Upon HIP's prior approval of any and all proposed publications which will not be arbitrarily withheld, HIP agrees to allow ECI to publish clinical and financial outcomes which are population based, devoid of specific patient identified data, for purposes of educating the medical and health care community.

Minimum Staffing Ratios:

EasyCare Program
RN 1 FTE for every 125 patients
LPN I FTE for every 250 patients
NP 1 FTE for every 250 patients
Social Worker 1 FTE for 500 patients
MD 1 FTE for every 2,000 patients

Oncology Program
RN 1 FTE for every 90 patients
NP 1 FTE for every 250 patients
LPN 1 FTE for every 300 patients
SW 1 FTE for every 500 patients
MD 1 FTE for every 3000 patients

Exhibit F

Delegation Checklist

Exhibit G

Process to Identify Potential Program members, stratification and Rollout Strategy

- HIP Membership / Eligibility
- HIP Professional, Facility, RX Claims and IMG Encounters
- HIP Provider Demographics
- HIP CES and Quest Lab Results
- HIP Daily Hospital Discharge File
- Alere Member File
- HIP Frail Elderly Member File
- XL Health Member File
- CAD Member File
- AirLogix Member File
- HIP direct referral from DM line, D/C member direct, practitioner

ECI run their algorithm to identify potential members for Programs

Easy Care Program

Remove Alere Members from Program, notify HIP of overlap

Remove HIP Frail Elderly Members from Program, notify HIP of overlap

Oncology Program

Rollout Strategy

Arrange members into 3 LOBs categories; MR, MD and other/Commercial. Stratify by highest points to lowest within those 3 categories

Member outreach calls and site visits for all MR members

Once all MR are complete, Member outreach calls and site visits for all MD members

Retain in ECI program but notify HIP of overlap with XLHealth, CTCare CAD and AirLogix members. HIP to notify these programs of disenrollment and assist coordination from these programs to ECI

Once both MR and MD are complete, Member outreach calls and site visits for all other/commercial members

Upon notification, HIP may elect to redesign this process and skip steps listed above and just provide member outreach lists to ECI as described in the green boxes above. Additionally, HIP may add or delete programs and change or update this process accordingly.

Oncology Program

↓

Rollout Strategy

All identified by algorithm qualify and should be stratified into Level 4 and Level 5

Member outreach calls and site visits for Level 5 members

↓

Once all Level 5 are complete, member outreach calls and site visits for Level 4 members